EXHIBIT 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following unaudited pro forma combined financial data are derived from the consolidated financial statements of the Company and certain historical financial data in respect of various assets acquired by the Company.  The Unaudited Pro Forma Balance Sheet of the Company as of June 30, 2009 has been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated on June 30, 2009.  The Unaudited Pro Forma Income Statement for the year ended December 31, 2008 and the six months ended June 30, 2009 have been prepared assuming the Triad acquisition and all necessary ancillary transactions had been consummated as of January 1, 2008. The pro forma adjustments set forth on the attached Unaudited Pro Forma Balance Sheet and Unaudited Pro Forma Income Statements reflect the following as if they occurred on the dates hereinabove set forth:

(1)
Triad Acquisition.  The Triad acquisition as described in the Asset Purchase Agreement dated October 28, 2009 (including the issuance of the Redeemable Convertible Preferred Stock as part of the acquisition price of Triad).

(2)	Incurrence of indebtedness under the New Revolving Credit Facility described in the commitment letter from Bank of Montreal dated October 23, 2009.
(3)	Proposed issuance of common stock as described elsewhere in this document. These are included because they are a required condition to move forward and close the transaction.
(4)
Proposed issuance of common stock estimated to occur at or near the closing date of the Triad Acquisition.  These are included because they are a required condition to move forward and close the transaction.

The Unaudited Pro Forma Balance Sheet reflects the preliminary allocations of the purchase price for the acquisition of Triad to the assets and liabilities of the Company. The final allocation of the purchase price, and the resulting effect on the balance sheet as well as depreciation and depletion expense in the accompanying Unaudited Pro Forma Combined Income Statements, may differ based on the actual final allocation of the purchase price.

The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the consolidated financial statements of the Company and the notes thereto as filed in the Company's Form 10-K and Form 10-Q.

The unaudited pro forma combined financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future.  In addition, future results may vary significantly from the results reflected in such statements due to normal oil and natural gas production declines, changes in prices paid for oil and natural gas, future acquisitions, drilling activity and other factors.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2009
(dollars in thousands)

	Magnum Hunter Historical	Pro Forma Adjustments	Note Ref	Pro Forma
ASSETS:
Current Assets
Cash & Equivalents	$678	$4,322	(6)	$5,000
Accounts Receivables	1,292	3,155	(1)	4,447
Derivative Assets	1,906	-		1,906
Other Current Assets	209	901	(1)	1,110
Total Current Assets	4,085	8,378		12,463
Property and Equipment
Oil and natural gas properties, successful efforts accounting
Unproved	18,200	8,896	(1)	27,096
Proved Properties, Net	31,069	61,770	(1)	92,839
Machinery, Equipment and Other, net	135	8,721	(1)	8,856
Total Property and Equipment, net	49,404	79,387		128,791
Other Assets
Derivative Assets	2,423	-		2,423
Deferred financing costs, net of amortization	992	941	(2)	1,933
Other Assets	10	418	(1)	428
TOTAL ASSETS	$56,914	$89,124		$146,038

LIABILITIES & EQUITY:
Current Liabilities
Accounts Payable	$570	$1,267	(1)	$1,837
Accrued Liabilities	304	559	(1)	863
Distribution Payable	-	1,716	(1)	1,716
Other Current Liabilities	945	47	(1)	992
Current Portion of Equipment Notes		867	(1)	867
Total Current Liabilities	1,819	4,456		6,275

Notes Payable, Revolving Credit Agreement	7,500	45,525	(3)	53,025
Notes Payable, Term Loan	15,000	(15,000)	(3)	-
Notes Payable for Equipment, less current portion	-	3,086	(1)	3,086
Asset Retirement Obligation	1,684	134	(1)	1,818
TOTAL LIABILITIES	26,003	38,201		64,204

Redeemable Convertible Preferred Stock	-	15,000	(1)	15,000

Shareholders Equity
Common stock, $0.01 par value	408	200	(4)	608
Additional Paid-In-Capital	51,983	37,365	(4)	89,348
Accumulated Deficit	(22,750)	(1,642)	(5)	(24,392)
Total MHR Shareholders' Equity	29,641	35,923		65,564
Minority Interest	1,270	-		1,270
Total Equity	30,911	35,923		66,834
TOTAL LIABILITIES & EQUITY:	$56,914	$89,124		$146,038

See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED COMBINED PRO FORMA INCOME STATEMENT
Six Months Ended June 30, 2009
(dollars and shares in thousands)

	Magnum Hunter Historical	Triad Historical	Pro Forma Adjustments	Note Ref	Pro Forma
Revenue:
Oil and Gas Sales	$4,246	$8,287	$-		$12,533
Field Operations	-	3,233	-		3,233
Other Income	200	57	-		257
Gain (Loss) on Sale	-	(20)	-		(20)
Total Revenue	4,446	11,557	-		16,003
Expenses:
Lease Operating Expenses	2,518	3,042	-		5,560
Field Operations	-	3,208	-		3,208
Exploration	114	131	-		245
Depreciation, Depletion and Accretion	2,107	2,613	634	(7)	5,354
General and Administrative	2,192	1,120	-		3,312
Total Expenses	6,931	10,114	634		17,679

Income (Loss) From Operations	(2,485)	1,443	(634)		(1,676)

Other Income and (Expense)
Interest Income	1	12	-		13
Interest Expense	(1,178)	(1,662)	1,341	(8)	(1,499)
Bankruptcy Professional Fees	-	(2,061)	-		(2,061)
Gain (Loss) on Derivative Contracts	(1,218)	600	-		(618)

Net Loss	(4,880)	(1,668)	707		(5,841)

Less: Net Loss Attributable to Noncontrolling Interest	115	-	-		115

Net Loss Attributable to Magnum Hunter Resources Corporation	(4,765)	(1,668)	707		(5,726)

Dividend on Preferred Stock	-	-	(206)	(9)	(206)

Net Loss Attributable to Common Stockholders	$(4,765)	$(1,668)	$501		$(5,932)

Earnings Per Common Share Basic and Diluted	$(0.13)	$-	$-		$(0.13)

Weighted Average Number of Common Shares Outstanding Basic and Diluted	36,788	-	20,000	(4)	56,788

See accompanying notes to Unaudited Pro Forma Combined Financial Data

UNAUDITED COMBINED PRO FORMA INCOME STATEMENT
Year Ended December 31, 2008
(dollars and shares in thousands)

	Magnum Hunter Historical	Triad Historical	Pro Forma Adjustments	Note Ref	Pro Forma
Revenue:
Oil and Gas Sales	$14,486	$32,570	$-		$47,056
Field Operations	-	7,771	-		7,771
Other Income	200	1	-		201
Gain (Loss) on Sale	1,197	2,237	-		3,434
Total Revenue	15,883	42,579	-		58,462
Expenses:
Lease Operating Expenses	5,379	8,579	-		13,958
Field Operations	-	10,161	-		10,161
Exploration	7,349	473	-		7,822
Impairment of Oil and Gas Properties	1,973	-	-		1,973
Depreciation, Depletion and Accretion	7,682	5,833	980	(7)	14,495
General and Administrative	3,964	3,587	-		7,551
Total Expenses	26,347	28,633	980		55,960

Income (Loss) From Operations	(10,464)	13,946	(980)		2,502

Other Income and (Expense)
Interest Income	189	110	-		299
Interest Expense	(2,772)	(4,093)	2,563	(8)	(4,302)
Bankruptcy Professional Fees	-	(329)	-		(329)
Loss on Debt Extinguishment	(2,791)	-	-		(2,791)
Gain (Loss) on Derivative Contracts	7,311	(3,397)	-		3,914

Net Loss	(8,527)	6,237	1,583		(707)

Less: Net Loss Attributable to Noncontrolling Interest	1,640	-	-		1,640

Net Loss Attributable to Magnum Hunter Resources Corporation	(6,887)	6,237	1,583		933

Dividend on Preferred Stock	(734)	-	(412)	(9)	(1,146)

Net Loss Attributable to Common Stockholders	$(7,621)	$6,237	$1,171		$(213)

Earnings Per Common Share Basic and Diluted	$(0.21)	$-	$-		$(0.00)
Weighted Average Number of Common Shares Outstanding Basic and Diluted	36,714	-	20,000	(4)	56,714

See accompanying notes to Unaudited Pro Forma Combined Financial Data

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
(dollars in thousands)

(1)
To record the acquisition of Triad’s assets for a purchase price of $85,405.  The Company will deposit $1,100 of the net purchase price on or before November 7, 2009.  The estimated purchase price includes the payoff in cash of loans under Triad’s existing revolving and term credit agreement, the payoff in cash of existing debtor in possession financing, the payoff in cash of certain other Triad liabilities and costs at closing, the assumption of certain notes payable related to equipment included in the transaction, the assumption of certain other current liabilities of Triad, and the issuance of Redeemable Convertible Preferred Stock of the Company. The acquisition is accounted for under the purchase method of accounting.  All assets acquired and liabilities assumed are recorded at fair market value as determined by management. As noted above, these are preliminary estimates and are subject to adjustment.  The Company expects to incur legal and professional fees connected with this transaction of $650, which will be expensed. The following table summarizes the assets acquired and purchase price paid:

ASSETS ACQUIRED (at fair market value):
Unproved oil and gas properties	$8,896
Proved oil and gas properties	61,770
Equipment and other fixed assets	8,721
Other non current assets	418
Cash and cash equivalents	1,544
Accounts receivable	3,155
Other current assets	901
Total assets acquired	$85,405

PURCHASE PRICE (at fair market value)
Cash payments at closing:
Payoff Triad revolving and term debt	$55,000
Payoff Triad debtor in possession loan	500
Payoff other Triad liabilities at closing	7,229
Total cash payments	62,729

Liabilities assumed:
Notes payable for equipment	3,953
ARO assumed	134
Accounts payable	1,267
Accrued liabilities	559
Distribution payable	1,716
Other current liabilities	47
Total liabilities assumed	7,676

Redeemable Convertible Preferred Stock
Stated value $15 million, reflected at
estimated current fair market value	15,000
Total purchase price paid	$85,405

Decrease in cash from the acquisition:
Cash payment portion of purchase price	$62,729
Estimated legal and professional transaction fees	650
Less Cash and equivalents acquired from Triad	(1,544)
Net decrease in cash from the acquisition	$61,835

(2)
To record the estimated deferred financing fees associated with the Company’s New Revolving Credit Facility, of $1,933, net of write off of $992, for the Company’s existing facility which is being extinguished and replaced as part of this transaction.  The resulting net change to deferred financing costs is:

New Credit Facility debt issuance costs	$1,933
Unamortized debt issuance costs expensed	(992)
Net change to Deferred financing costs	$941

(3)	To record new borrowings and refinancing associated with the Triad acquisition as follows:

New Revolving Credit Facility	$53,025
Repay Company’s previous Revolving Credit Facility	(7,500)
Net change to revolving facility	45,525
Repay Company’s previous Term Loan Facility	(15,000)
Fees paid on new credit facility	(1,933)
Net proceeds from New Credit Facility	$28,592

(4)
To record the issuance of common stock for the purpose of securing cash necessary for the acquisition of Triad. The issuance will occur in two parts, the first of which is an issue of five million shares and the second of which is an issue of fifteen million shares. The first issue is related to this 8-K filing and is expected to be priced at two dollars per share, resulting in gross proceeds of $10,000. The second issue will occur approximate with the closing date of the Triad acquisition and is also expected to be priced at two dollars per share, resulting in gross proceeds of $30,000. The estimated fees to be paid for marketing these issues are $2,435, and were netted from Additional Paid-In Capital. The net proceeds from the two issuances of common stock are expected to be $37,565 after marketing fees. The Company’s common stock has a par value of one cent per share.

(5)
To record the Company's charge against earnings of ($1,642) resulting from the estimated legal and professional fees incurred in the Triad acquisition of $650 (see Note 1) and the write-off of deferred financing costs related to the previous credit facility of $992 (see Note 2).

(6)
To record the  change in cash as a result of the Triad acquisition, the borrowing and repayment under the new and old revolving credit facilities, respectively, and the net proceeds from the planned issuance of common stock. The following table summarizes the changes in cash and equivalents as reflected on the pro forma balance sheet:

Net proceeds from New Credit Facility (see Note 3)	$28,592
Net proceeds from the issuance of common stock (see Note 4)	37,565
Net change in cash from the acquisition of Triad (see Note 1)	(61,835)
Net change to cash and cash equivalents	$4,322

(7)
To record the pro forma adjustment to depletion and depreciation expense as the result of treating the acquisition of Triad as if it had occurred January 1, 2008. Depletion was calculated using the units of production method.  Depreciation was computed using the straight-line method based on the following useful lives:

Gas gathering system	20 years
Disposal well	20 years
Machinery and equipment	5 - 10 years

(8)
To record the pro forma adjustment to interest expense as the result of treating the acquisition of Triad, the borrowing and repayment under the new and old revolving credit agreements, and the proceeds from the issuance of common stock as if they occurred January 1, 2008

(9)
To record the effect of the issuance of the Redeemable Convertible Preferred Stock as if it had been issued at January 1, 2008. For the six month period in 2009, the dividend adjustment reflects cash dividends of $206. For the one year period in 2008, the dividend adjustment reflects cash dividends of $412.